Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 12:22 PM 06/04/2019 FILED 12:22 PM 06/04/2019 SR 20195225931 -File Number 7452092 STATEMENT OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY The undersigned authorized person, desiring to form a limited ‘lability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability any is Fundrise Growth eREIT VI, LLC. The Registered Office of the limited liability company in the State of Delaware is located at 300 Delaware Avenue Suite 210-A (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is United States Corporation Agents, Inc. By: Authorized Person Name: BENJAMIN MILLER Print or Type